CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the references to our firm in the Post- Effective Amendment No. 28 to the Registration Statement on Form N-1A of Williamsburg Investment Trust and to the use of our reports each dated April 25, 1997 on the financial statements and financial highlights of The Jamestown Bond Fund and The Jamestown Short Term Bond Fund, each a series of shares of Williamsburg Investment Trust. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which accompanies the Statement of Additional Information.


                                              /s/ Tait, Weller & Baker

                                              TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 25, 1997